Exhibit 10.1
TRIZEC PROPERTIES, INC.
CHANGE IN CONTROL
SEVERANCE PAY PLAN
          Trizec Properties, Inc. (the “Company”), sets forth herein the terms of its Change in Control Severance Pay Plan (the “Plan”) as follows:
SECTION 1. PURPOSE.
          The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company to encourage the continued employment with and dedication to the Company of certain of the Company’s and its Subsidiary’s officers and employees in the face of potentially distracting circumstances arising from the possibility of a change in control of the Company, and the Board has established the Plan for this purpose.
SECTION 2. DEFINITIONS.
          (a) “Accrued Obligations” means, with respect to an Employee, the sum of (1) the Employee’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Employee’s Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (3) the value of the stock incentive awards accrued to the Employee through the Date of Termination, to the extent not theretofore paid, and (4) any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case, to the extent not theretofore paid.
          (b) “Annual Base Salary” means, with respect to an Employee, the greater of (a) the annual base salary payable to the Employee by the Company and its Subsidiaries as of the Date of Termination, or (b) the annual base salary payable to the Employee by the Company and its Subsidiaries as of the Change in Control Event.
          (c) “Annual Bonus” means, with respect to an Employee, the greater of (i) the Employee’s annual bonus paid in respect of calendar year 2005, or (ii) the Employee’s target annual bonus for calendar year 2006.
          (d) “Board” means the Board of Directors of the Company.
          (e) “Cause” for termination of an Employee’s employment by the Company shall be deemed to exist if: (i) the Employee is found guilty by a court of having committed fraud or theft against the Company and such conviction is affirmed on appeal or the time for appeal has expired; (ii) the Employee is found guilty by a court of having committed a crime involving moral turpitude and such conviction is affirmed on appeal or the time for appeal has expired; (iii) in the reasonable judgment of the Board, the Employee has compromised trade secrets or other similarly valuable proprietary information of the Company; or (iv) in the reasonable judgment of the Board, the Employee has engaged in gross or willful misconduct that causes substantial and material harm to the business and operations of the Company or any of its Subsidiaries, the continuation of which will continue to substantially and materially harm the business and operations of the Company or any of its Subsidiaries in the future; provided, however, that in the case of any Employee whose employment is not governed by an employment agreement with the Company, “Cause” also means (v) that the Employee’s job performance is definitively determined to be unsatisfactory pursuant to the written performance review procedures of the Company.
(f) “Change in Control” means any of the following to occur, provided that only the first such event to occur shall be a Change in Control for purposes of this Plan:
               (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (f), the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Company; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; and (z) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2(f); or
               (2) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
               (3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
               (4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
          (g) “Change in Control Date” means, with respect to a Change in Control Event, the date of consummation of the Change in Control relating to such Change in Control Event.
          (h) “Change in Control Event” means the earlier to occur of (i) a Change in Control or (ii) the execution and delivery by the Company of an agreement providing for a Change in Control.
          (i) “Change in Control Period” means the period commencing upon the first Change in Control Event to occur within the meaning of this Plan and ending one year after the Change in Control Date relating to such Change in Control Event.
          (j) “Company” means Trizec Properties, Inc. or, from and after a Change in Control of the Company, the successor to the Company in any such Change in Control.
          (k) “Comparable Position” means a job of similar duties as with the Company or its Subsidiary, and such pay and benefits at a level that would not give rise to Good Reason under this Plan.
          (l) “Date of Termination” means, with respect to an Employee, the effective date of termination of the Employee’s employment with the Company and all of its Subsidiaries.
          (m) “Employee” means a regular full-time or part-time employee of Trizec Properties, Inc. or any of its Subsidiaries at the time of a Change in Control Event, other than any employee whose employment is subject to a collective bargaining agreement between the Company or a Subsidiary and a collective bargaining unit, and other than the Chief Executive Officer of the Company.
          (n) “Good Reason” means, with respect to an Employee: (i) any reduction in the Employee’s base salary, (ii) any reduction in the Employee’s incentive compensation (including the value of any equity based incentive), (iii) any reduction in the aggregate employee benefits provided to such Employee, (iv) that the Employee has his responsibilities or areas of supervision with the Company substantially reduced, or (v) that the Employee is required to move his employment location to a location 35 miles or more from his job-site immediately prior to the Change in Control Date; provided, however, that in the case of any Employee whose employment is governed by an employment agreement with the Company, “Good Reason” also means (vi) notice of non-renewal under such employment agreement; or (vii) a material diminution of the responsibilities, positions or titles of the Employee from those set forth in such employment agreement or a change in reporting responsibility as reference in such employment agreement.
          (o) “Other Benefits” means, with respect to an Employee, any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Subsidiaries.
          (p) “Severance Period” means the number of months set forth on Schedule B for which benefits are provided pursuant to Section 4(a)(iii).

          (q) “Subsidiary” means the operating company of Trizec Properties, Inc. and any other subsidiary of the Company or, from and after the Change in Control of the Company, the successor to the Trizec Properties, Inc. operating company and any other subsidiaries of the successor to the Company.
SECTION 3. TERM.
          This Plan shall be effective during the Change in Control Period; provided, however, that this initial term of the Plan shall be automatically extended, if necessary, so that this Plan remains in full force and effect until all payments required to be made hereunder have been made. References herein to the term of this Plan shall include the initial term and any additional period for which this Plan is extended or renewed. Notwithstanding the preceding, there shall be no payment from this Plan, and no entitlement to payment from this Plan, in the event of an automatic termination of the Plan in accordance with Section 9.
SECTION 4. SEVERANCE BENEFITS FOLLOWING A CHANGE IN CONTROL.
          (a) Good Reason; Other Than for Cause. If the Company terminates an Employee’s employment other than for Cause (including on account of disability) or the Employee terminates employment on account of death or for Good Reason during the Change in Control Period:
               (i) The Company shall pay to the Employee the following amounts:
                    A. the Accrued Obligations in a lump sum in cash within 10 business days of the Date of Termination;
                    B. the severance benefits provided in Schedules A and B, as applicable; provided however, that the Employee has executed a Waiver and Release substantially in the form set forth in Schedule D, and the revocation period for such Waiver and Release has passed; and provided further that, notwithstanding anything to the contrary in this Plan, the Chief Financial Officer, the Chief Operating Officer, the Chief Investment Officer, and the General Counsel shall not be required to execute a Waiver and Release.
               The Company shall pay the amounts provided in subparagraph (B) in a lump sum in cash within 10 business days of the Date of Termination; provided further, that the Company shall provide the Employee with notice of employment termination and with a copy of the Waiver and Release sufficiently in advance of the Employee’s Date of Termination to satisfy the 21 or 45 day consideration period, as applicable, under the Waiver and Release. All severance benefits provided to an Employee pursuant to subparagraph (B) of this Section

4(a)(i) shall be (1) contingent on consummation of the Change in Control, (2) reduced and/or offset by any notice, payments or benefits to which the Employee may be entitled under the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law, and (3) reduced and/or offset by any payments or benefits to which the Employee may be entitled under an employment agreement with the Company or a Subsidiary.
               The mere occurrence of a Change in Control shall not be treated as a termination of an Employee’s employment under this Plan, nor shall the mere transfer of an Employee’s employment to between the Company and/or any of its Subsidiaries be treated as a termination under this Plan. Further, an Employee shall not be eligible for any severance benefits provided in subparagraph (B) of this Section 4(a)(i) if, after the Change in Control, the Employee is terminated as a result of an acquisition, sale, spin-off or other business transaction of the Company or its Subsidiary in connection with which (1) the successor party agrees for the remaining duration of the Change in Control Period, and agrees to cause its applicable affiliate, to provide severance benefits at least equal to those provided under this Plan, and (2) the Employee either is offered continued employment with the successor party or its affiliate in a Comparable Position to the one held by the Employee immediately prior to his or her Date of Termination or declines an interview for such a Comparable Position.
               Anything in this Plan to the contrary notwithstanding, if, as a result of termination of an Employee’s employment with the Company, the Employee would receive any payment that, absent the application of this paragraph of Section 4(a)(i), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Employee’s Date of Termination, (2) the Employee’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax.
               (ii) The Company shall provide to the Employee, at the Company’s sole expense, professional outplacement services as selected by the Company consistent with the Employee’s duties or profession and of a type and level customary for persons in his or her position, subject to reasonable limitations established by the Company on a uniform basis for similarly situated employees as to duration and dollar amounts.
               (iii) For the Severance Period after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, if the Employee is an officer of the Company, the Company shall continue benefits to the Employee and/or the Employee’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its Subsidiaries for medical, prescription, and dental benefits to the extent applicable generally to other peer employees of the Company and its Subsidiaries, as if the Employee’s employment had not been terminated and with the same the level of monthly Employee contribution as applicable prior to termination of employment; provided, however, that if the Employee becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. The continuation coverage under this Section 4(a)(iii) shall count towards the obligation of the Company or a Subsidiary to provide COBRA continuation coverage.
               (iv) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee all Other Benefits.
          (b) Cause; Other Than for Good Reason. If the Employee’s employment is terminated for Cause during the Change in Control Period or the Employee voluntarily terminates employment without Good Reason, the Employee shall only be entitled to the following payments (i) his Annual Base Salary through the Date of Termination, (ii) the amount of any compensation previously deferred by the Employee and (ii) Other Benefits through the Date of Termination, in each case to the extent theretofore unpaid.
          (c) Tax Gross-Up Payment. The Company shall provide to the Employee a tax gross-up payment on the terms set forth in Schedule C.
SECTION 5. CONFIDENTIALITY.
          An Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Subsidiaries, and their respective businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company or any of its Subsidiaries and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Plan). After the Employee’s Date of Termination, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
SECTION 6. EXPENSES.
          The Company shall pay any and all reasonable legal fees and expenses incurred by an Employee in seeking to obtain or enforce, by bringing an action against the Company, any right or benefit provided in this Plan if the Employee is successful in whole or in part in such action.
SECTION 7. WITHHOLDING.
          Notwithstanding anything in this Plan to the contrary, all payments required to be made by the Company hereunder to an Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Company is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.
SECTION 8. NO DUTY TO MITIGATE.
          An Employee’s payments received hereunder shall be considered severance pay in consideration of past service, and pay in consideration of continued service from the date hereof and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment.
SECTION 9. AMENDMENT, SUSPENSION OR TERMINATION.
          This Plan may be amended, suspended or terminated at any time by the Board; provided, however, that, following the Change in Control Event and during the Change in Control Period relating to such Change in Control Event, the Board may not amend, suspend or terminate this Plan in any manner that impairs the rights of participants without the consent of all Employees then subject to the Plan.
          Notwithstanding the preceding, if a Change in Control is not consummated in connection with the first Change in Control Even to occur in connection with this Plan, the Plan shall automatically terminate as of such date that the Board determines that no such Change in Control will occur.
SECTION 10. GOVERNING LAW.
          This Plan shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Illinois, excluding the choice of law rules thereof.
SECTION 11. SEVERABILITY.
          If any part of any provision of this Plan shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.
SECTION 12. DISCLAIMER OF RIGHTS.
          No provision in this Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Subsidiary, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.
SECTION 13. CAPTIONS.
          The use of captions in this Plan is for the convenience of reference only and shall not affect the meaning of any provision of this Plan.
SECTION 14. NUMBER AND GENDER.
          With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.
SECTION 15. SECTION 409A.
          It is the intention of the parties that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Plan with the goal of giving the Employees the economic benefits described herein in a manner that does not result in such tax being imposed.

* * * * *
     This Plan was duly adopted and approved by the Board of Directors as of the 4th day of June, 2006.

/s/ Ted R. Jadwin
Secretary of the Meeting

Schedule A
Non-Officer Employees
     If the Employee is an exempt employee, the amount equal to: (a) three weeks of the Annual Base Salary (calculated on a weekly basis), plus (b) an additional two weeks of Annual Base Salary (calculated on a weekly basis) for each complete and partial year of service with the Company and its Subsidiaries (rounded to the nearest month). Furthermore, the maximum total severance benefit payable with respect to an exempt employee shall be capped at six months of base salary.
     If the Employee is a non-exempt employee, the amount equal to: (a) three weeks of Annual Base Salary (calculated on a weekly basis), plus (b) an additional one week of Annual Base Salary (calculated on a weekly basis) for each complete and partial year of service with the Company and its Subsidiaries (rounded to the nearest month). Furthermore, the maximum total severance benefit payable with respect to a non-exempt employee shall be capped at six months of base salary.

Schedule B
Officers
     If the Employee is the Chief Financial Officer, Chief Operating Officer or Chief Investment Officer of the Company, the amount equal to: (a) two times (b) the sum of the Employee’s (x) Annual Base Salary and (y) Annual Bonus. For purposes of Section 4(a)(iii), the Severance Period shall be twenty-four months.
     If the Employee is an Executive Vice President, the amount equal to: (a) one times (b) the sum of the Employee’s (x) Annual Base Salary and (y) Annual Bonus. For purposes of Section 4(a)(iii), the Severance Period shall be twelve months. This paragraph shall also apply to the Senior Vice President of Investment, the Senior Vice President of Investor Relations, the Senior Vice President, Southern California Region and the Senior Vice President, General Counsel.
     If the Employee is a Senior Vice President (other than a Senior Vice President described in the preceding paragraph) of the Company (hereafter, a “Level C Officer”), the amount equal to: (a) six times (b) one-twelfth of the sum of the Employee’s Annual Base Salary and Annual Bonus (the “Monthly Compensation”), plus (c) one times the Monthly Compensation for each complete and partial year of service with the Company and its Subsidiaries (rounded to the nearest month), but counting only such years and partial years in excess of two years of service. Furthermore, the maximum total severance benefit payable with respect to a Level C Officer shall be capped at twelve months of the Monthly Compensation. For purposes of Section 4(a)(iii), the Severance Period shall be six months.
     If the Employee is a Level D Officer of the Company, the amount equal to: (a) three times (b) one-twelfth of the sum of the Employee’s Annual Base Salary and Annual Bonus (the “Monthly Compensation”), plus (c) one times the Monthly Compensation for each complete and partial year of service with the Company and its Subsidiaries (rounded to the nearest month). Furthermore, the maximum total severance benefit payable with respect to a Level D Officer shall be capped at six months of the Monthly Compensation. For purposes of Section 4(a)(iii), the Severance Period shall be six months. Level D Officers are listed on the next page of this Schedule B.

Schedule B
(Cont’d)
The following individuals are Level D Officers:

Schedule C
Tax Gross-Up
     A. Gross-Up Payment. If, during the term of the Plan, there is a Change in Control of the Company that causes any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Schedule C) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax, together with any interest or penalties incurred by the Employee with respect to such excise taxes, the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
     B. Determination of the Gross-Up Payment. Subject to the provisions of Section C of this Schedule C, all determinations required to be made under this Schedule C, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Employee (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment with respect to which the Employee in good faith believes a Gross-Up Payment may be due under this Schedule C, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Schedule C, shall be paid by the Company to the Employee within five days of the later of (1) the due date for the payment of any Excise Tax and (2) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to this Schedule C and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Employee or for the Employee’s benefit. The previous sentence shall apply mutatis mutandis to any overpayment of a Gross-Up Payment.

     C. Procedures. The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:
     (1) give the Company any information reasonably requested by the Company relating to such claim,
     (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
     (3) cooperate with the Company in good faith in order effectively to contest such claim, and
     (4) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contests and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Schedule C, the Company shall control all proceedings taken in connection with such contests and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, to the extent permitted by law, the Company shall advance the amount of such payment to the Employee on an interest-free basis (which shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid) and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax

(including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the Employee’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     D. Refund. If, after the receipt by the Employee of an amount advanced by the Company pursuant to this Schedule C, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company complying with the requirements of this Schedule C) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Employee receives an amount advanced by the Company pursuant to this Schedule C, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Schedule D
Waiver and Release Agreement
          THIS WAIVER AND RELEASE AGREEMENT is entered into as of                     , 200___ (the “Effective Date”), by                      (the “Employee”) in consideration of the severance payments provided to the Employee by [Trizec Properties, Inc.] (“Company”) pursuant to the Trizec Properties, Inc. Change in Control Severance Pay Plan (the “Severance Payment”).
          1. Waiver and Release. The Employee, on his or her own behalf and on behalf of his or her heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his or her signing of the Waiver and Release Agreement, concerning his or her employment or separation from employment. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.
               The Employee understands that by signing this Waiver and Release Agreement he or she is not waiving any claims or administrative charges which cannot be waived by law. He or she is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his or her behalf arising out of or related to his or her employment with and/or separation from employment with the Company.
               The Employee further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Waiver and Release Agreement.
          2. Acknowledgments. The Employee is signing this Waiver and Release Agreement knowingly and voluntarily. He or she acknowledges that:
(a)	He or she is hereby advised in writing to consult an attorney before signing this Waiver and Release Agreement;

(b)	He or she has relied solely on his or her own judgment and/or that of his or her attorney regarding the consideration for and the terms of this Waiver and Release Agreement and is signing this Waiver and Release Agreement knowingly and voluntarily of his or her own free will;

(c)	He or she is not entitled to the Severance Payment unless he or she agrees to and honors the terms of this Waiver and Release Agreement;

(d)	He or she has been given at least [twenty-one (21)] [forty-five (45)] calendar days to consider this Waiver and Release Agreement, or he or she expressly waives his or her right to have at least [twenty-one (21)] [forty-five (45)] days to consider this Waiver and Release Agreement;

(e)	He or she may revoke this Waiver and Release Agreement within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer. He or she further understands that this Waiver and Release Agreement is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he or she revokes this Waiver and Release Agreement within the seven (7) day revocation period, he or she will not receive the Severance Payment;

(f)	He or she has read and understands the Waiver and Release Agreement and further understands that it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his or her signing of this Waiver and Release Agreement that he or she may have against the Employer; and

(g)	No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Waiver and Release Agreement.
          3. No Admission of Liability. This Waiver and Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Employee, and the Employer expressly denies that any wrongdoing has occurred.
          4. Entire Agreement. There are no other agreements of any nature between the Employer and the Employee with respect to the matters discussed in this Waiver and Release Agreement, except as expressly stated herein, and in signing this Waiver and Release Agreement, the Employee is not relying on any agreements or representations, except those expressly contained in this Waiver and Release Agreement.
          5. Execution. It is not necessary that the Employer sign this Waiver and Release Agreement following the Employee’s full and complete execution of it for it to become fully effective and enforceable.
          6. Severability. If any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.
          7. Governing Law. This Waiver and Release Agreement shall be governed by the laws of the State of [Illinois], excluding the choice of law rules thereof.
          8. Headings. Section and subsection headings contained in this Waiver and Release Agreement are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Waiver and Release Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

          IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.
EMPLOYEE: